As filed with the Securities and Exchange Commission on September 30, 1996
                                                Registration Number: 333-


                       SECURITIES AND EXCHANGE COMMISSION

                       Registration Statement On Form S-3

                        Under the Securities Act of 1933

                       KURZWEIL APPLIED INTELLIGENCE, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   04-2815079
                      (I.R.S. Employer Identification No.)

                             411 Waverley Oaks Road
                          Waltham, Massachusetts 02154
                                 (617) 893-5151
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Roger M. Barzun
                           Secretary & General Counsel
                                  P.O. Box 767
                        Concord, Massachusetts 01742-0767
                                 (508) 287-4275
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                                    Page 1 of 22
                                                        Exhibit Index at Page 20

                         Calculation of Registration Fee

                                                 Proposed              Proposed
Title of Each Class                               Maximum               Maximum
of Securities to Be        Amount to Be      Offering Price Per        Aggregate            Amount of
Registered                  Registered            Share(1)         Offering Price(1)     Registration Fee
Common Stock,
$0.01 par value per         2,247,550            $2.3125              $5,197,459.38          $1,792.23
share

(1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale prices of the Common Stock reported in the consolidated trading system of the Nasdaq National Market on September 24, 1996.

                       -----------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                       -----------------------------------

                                   PROSPECTUS

                       KURZWEIL APPLIED INTELLIGENCE, INC.

                2,247,550 SHARES OF COMMON STOCK, $.01 PAR VALUE


The 2,247,550 shares of Common Stock (the "Shares") of Kurzweil Applied Intelligence, Inc., a Delaware corporation (the "Company"), offered hereby are being sold by the selling stockholders identified herein and their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). Some or all of the Shares may be offered for sale from time to time by the Selling Stockholders at such prices and upon such terms as may then be obtainable on one or more exchanges, in the over-the-counter market, in negotiated transactions, short sales or otherwise, or by underwriters pursuant to underwriting agreements in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such Shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference is made. The expenses of the registration of the Shares offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: commissions, fees and discounts of underwriters, brokers, dealers and agents, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose Shares are included herein is an "affiliate" of the Company.

The Selling Stockholders have not advised the Company that they engaged any person as an underwriter or selling agent for any of such Shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing sell orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol KURZ. On September 23, 1996, the closing sale price of the Common Stock, as reported by Nasdaq, was $2.25 per share.
                             -----------------------

            THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.
                        ---------------------------------

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
              DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                        ---------------------------------

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1996

                              AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549. These reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied and, upon payment at prescribed rates, obtained at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. These reports, proxy statements, information statements and other information filed by the Company with the Commission may also be obtained from the Web site that the Commission maintains at http:\\www.sec.gov.

In addition, the Company's Common Stock is listed on the Nasdaq National Market, and reports, proxy statements, information statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Common Stock being offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of the fees prescribed by the Commission.

Upon a written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospectus (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference in the Prospectus). Requests for such copies should be directed to Thomas B. Doherty, Vice President & Chief Financial Officer, Kurzweil Applied Intelligence, Inc., 411 Waverley Oaks Road, Waltham, Massachusetts 02154, (617) 893-5151 (Ext. 423).

                                   THE COMPANY

The Company was incorporated in 1983 in Delaware as a successor by merger to Kurzweil Alpha Systems, Inc., a Massachusetts corporation which had been formed in 1982. The Company's principal executive offices are located at 411 Waverley Oaks Road, Waltham, Massachusetts 02154, and its telephone number is (617) 893-5151.

The Company develops, markets and supports automated speech recognition systems used to create documents and interact with computers by voice and structured report generating software systems. The Company's speech recognition technology is speaker-independent, in that in most cases a user does not have to "train" the system on his or her voice to achieve satisfactory initial accuracy, and it is speaker-adaptive, in that the system is able to adapt with use to the acoustic, phonetic and linguistic patterns of individual users and thereby increase accuracy. The Company's large vocabulary systems, which recognize up to 60,000 words, accept discrete speech, which requires the user to pause briefly between words. The Company's software technology is designed to run on 386, 486 or

Pentium(TM)-based industry standard personal computers running on an MS-DOS(R) or Windows(R) platform.

The Company has two main product groups, which sell and distribute the Company's products to two distinct markets.

The Medical Products Group sells, markets and distributes the VoiceMED(R) and Clinical Reporter(TM) products to the health care market. This vertical product line provides clinical software systems utilizing voice recognition input to create structured text documents.

The PC Applications Group sells, markets and distributes the Kurzweil VOICE(TM) for Windows(R) product to the general personal computer marketplace. This horizontal product line voice enables most Windows applications to produce voice generated text and documents.

                                  RISK FACTORS

An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should consider carefully the following risk factors before purchasing the shares of Common Stock offered hereby.

From time to time the information provided by the Company in its public filings, in press releases or in oral public statements made by its officers and directors which is not historical fact (including, but not limited to statements concerning anticipated sales, profit levels, customers and cash flows) may contain so-called "forward looking" statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company believes that the following important factors, among others, could cause the Company's actual future results for its 1997 fiscal year and beyond to differ significantly from those stated in any forward- looking statements made by, on behalf of, or with respect to the Company, and should be considered by investors when reviewing such statements. Factors that may cause such differences include, but are not limited to the factors discussed below as well as the accuracy of the Company's internal estimates of revenue and operating expense levels. Each of these factors and others are discussed from time to time in the Company's Securities and Exchange Commission filings. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1996 and the Quarterly Reports on Form 10-QSB for the quarters ended April 30, 1996 and July 31, 1996, incorporated by reference in this Prospectus.

History of Losses

Since its inception in 1982 through July 31, 1996, the Company has sustained net losses aggregating approximately $61.9 million, principally as a result of start-up costs, substantial investment in research and development, selling and administrative costs, and the delay in the introduction of new and enhanced products. The Company incurred a loss of approximately $2.58 million in fiscal 1996 and approximately $2.03 million in the first two quarters of fiscal 1997, and operating losses are expected to continue in 1997.

Future Capital Needs

The availability of additional financial resources will be critical to the Company's future operations. At July 31, 1996, the Company's principal sources of liquidity were cash and cash equivalents of approximately $3.18 million and the Company had working capital of approximately $1.67 million. In May 1996 the Company sold approximately 1.3 million shares of Common Stock in a private placement to a New York-based investment fund and raised net proceeds of approximately $2.37 million, and on July 31, 1996 the Company sold an additional 927,500 shares of Common Stock in a second private placement to accredited investors and raised additional net proceeds of approximately $1.67 million. The Company's long term financial stability and future growth will be dependent upon obtaining additional adequate financing and achieving profitable operations. The Company currently anticipates that its existing capital resources will be adequate to satisfy its capital requirements through at least the end of fiscal 1997. The Company's future capital requirements will depend on many factors, including its ability to market new and enhanced products successfully, the size of its research and development programs, and competing technological and market developments. There can be no assurance that the Company will be able to raise any additional funds required for the conduct of its business or that if available, such funds would be on terms acceptable to the Company. In addition, if the Company is able to sell additional shares of its equity securities, it may be required by circumstances then existing to do so at a price that is less than the then current market value. If losses continue and additional financing is not obtained when needed, the Company will likely be required to restructure its operations, curtail its spending in research and development or attempt a merger or other strategic alliance with another company or seek protection under the bankruptcy laws.

New Markets

The market to which the Company's products are addressed, the large vocabulary (10,000 words or more) speech recognition market, is relatively new. The Company's success depends upon the expansion of this market, which will depend in part on the advancement of speech recognition technology by the Company and continuing price and performance improvements in personal computers, as new generations of microprocessors are developed and introduced. The Company's speech recognition products generally will continue to compete with more conventional means of information processing. Accordingly, there can be no assurance that the market for the Company's current and future products will expand, that such products will find general acceptance in that market, or that sales of the Company's products will become profitable.

New Products and Technological Change

The speech recognition market is characterized by rapid technological advances. Accordingly, the Company's future success will depend upon its ability to continually enhance its current products and to develop and introduce new products that keep pace with technological developments and address the increasingly sophisticated needs of the marketplace. There can be no assurance that others will be successful in developing future generations of technology on which the Company's products will depend, that the Company will be successful in developing and marketing product enhancements or new products that incorporate technological advances on a timely basis, or that its new products will adequately address the needs of the marketplace.

Dependence on Principal Products

To date, the Company has derived substantially all of its revenue from its medical reporting software products. In 1994, the Company commenced shipment of its Kurzweil VOICE(TM) for Windows(R) product that is designed for the personal computer market. Accordingly, the Company's results depend on continued market acceptance of its medical reporting software products and the acceptance of its Kurzweil VOICE products, and a failure to achieve such acceptance could have a material adverse effect on the Company's financial condition and results of operations.

Dependence on Distribution

The Company's Kurzweil VOICE(TM) for Windows(R) products are dependent for their distribution on the relationships established by the Company with distributors and resellers. Were a significant number of such distributors or resellers to elect not to carry these products for any reason, such as a decision to carry only a competitor's product, it could have a material adverse effect on the Company's revenues and earnings. The Company's VoiceMED products are sold primarily by the Company's own sales force.

Dependence on Certain Customers

The Company is dependent to a significant extent upon sales to certain customers. In fiscal years 1994, 1995 and 1996, sales to military and veterans hospitals owned by the United States government totaled $1,922,000, $3,525,000 and $1,127,000, respectively, representing 20%, 28% and 12%, respectively, of the Company's total revenues. In the first six months of fiscal 1997, sales to those customers totaled 7% of revenues. The Company believes that the decline in sales of the Company's VoiceMED systems to military and veterans' hospitals in fiscal 1996 and the first six months of fiscal 1997 was primarily the result of the general uncertainties surrounding the federal budget. Future uncertainties or reductions in military or veterans' hospital spending generally could again adversely affect the Company's revenues.

Competition

The speech recognition industry is highly competitive and characterized by rapidly advancing technology and frequent new product introductions that can render existing products obsolete or unmarketable. The Company expects competition to intensify in the future. In order to maintain or improve its position in this industry, the Company must enhance its current products continually and develop and introduce new products that address the rapidly changing needs of the marketplace. No assurance can be given that the Company will be able to do so. In the health care market, the Company's medical reporting software products competes with traditional clinical report generation methodologies (such as handwritten notes, tape dictation, transcription, keyboard entry systems, pen-based task systems, and mouse entry systems) as well as a limited number of speech recognition systems. The principal competitive factors in the clinical reporting market are product functionality, performance, ease of use, support services and price. Many of the Company's potential competitors in this market have financial, technical and marketing resources that are substantially greater than those available to the Company.

With the introduction of its Kurzweil VOICE(TM) for Windows(R) product, the Company has begun to compete in the personal computer software market, a broad market in which the Company expects to encounter significant competition for voice recognition systems. The principal competitive factors in this market are integration of the product with other applications, the interface with the user, ease of use, overall product functionality and price. In addition, the Company has relatively less experience in this market than in the health care clinical reporting market. The Company can make no assurances as to the acceptance or success of its personal computer software products in this market.

The successful commercialization of new products in the Company's markets involves many risks, including the identification of new product opportunities, the timely completion of the development process, the control and recoupment of development costs, and acceptance by customers of the Company's products. There can be no assurance that the Company will be successful in commercializing its new products.

Reliance on Key Technical Personnel

The Company's success depends to a significant extent on the performance of senior management and a small number of key technical employees. The loss of any of the key technical employees could have a material adverse effect on the Company's operations. The Company does not have employment contracts with any of these key employees. All employees have entered into confidentiality, technology assignment and non-competition agreements with the Company. In addition, the Company's future success will also depend in part on its ability to attract and retain highly skilled technical personnel. Competition for such personnel is intense and the Company's poor financial performance to date may put the Company at a disadvantage in attracting and/or retaining such personnel. Consequently, there can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to successfully develop and market its products.

Protection of Technology; Patents

The Company's success is heavily dependent upon its proprietary software technology. The Company enters into confidentiality, technology assignment and non-competition agreements with its employees, and confidentiality and/or license agreements with certain of its distributors and customers, and limits access to, and distribution of, its software, documentation and other proprietary information. The Company has claimed copyright protection for certain of the software products that it has developed to date, but existing copyright laws afford only limited practical protection. The Company has been granted thirteen United States patents with respect to its products and has nine patent applications pending. There can be no assurance that any patents will be granted pursuant to such applications, and there can be no assurance that any patents issued to the Company will provide the Company with significant protection against competitors. The absence of patent protection or of meaningful protection under the copyright laws could adversely affect the Company. Certain of the Company's competitors have obtained, and the Company believes that certain of its competitors are seeking to obtain patent protection on various aspects of their speech recognition technology. In addition, pursuant to the settlement in 1993 of a patent infringement lawsuit commenced by a competitor, the competitor and the Company entered into cross licenses of each other's patents.

There is no assurance that others will not assert that the Company's technology and products infringe their patents or other intellectual property rights or that any such assertion, if successfully pursued, would not have a material adverse impact on the Company.

Potential Fluctuations in Quarterly Results

The Company believes that its quarterly operating results may vary significantly depending on factors such as the size and timing of purchase orders from significant customers and the timing of product enhancements and introductions by the Company and its competitors. The Company historically has realized a disproportionate amount of its revenue and income in the last month of each fiscal quarter and, as a result, the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a given quarter.

Accounts Receivable

At July 31, 1996, the accounts receivable of the Company included a receivable in the amount of $400,000 pertaining to revenue recorded by the Company in its first quarter of fiscal 1997. The revenue relates to a contract pursuant to which the Company has fulfilled all performance obligations. The Company has become aware that the customer may resist or delay paying. The Company does not believe that the customer has any valid basis on which to resist or delay payment and that it is financially able to do so. The Company believes its customers are, in general, creditworthy and that the Company's reserves for uncollectible accounts receivable are adequate. If such reserves are not adequate, the Company's financial position and results of operations could be materially and adversely affected.

Legal Proceedings

Shareholder Litigation. The Company and certain of its current and former officers and directors were defendants in class action lawsuits filed in the United States District Court for the District of Massachusetts in 1994 by purchasers of the Company's Common Stock pursuant or traceable to the Company's Prospectus dated August 17, 1993 (in connection with its initial public offering) and in its aftermarket through April 28, 1994. In accordance with the settlement of this litigation, the class members and their counsel received, in the aggregate, 1,475,827 shares of Common Stock having a value of $7,250,000 based on the average price of shares of Common Stock prior to the settlement. In June 1995, the class members' counsel received their portion of the shares (442,748 shares) and in March 1996, the remaining 1,033,079 shares were distributed to class members. In addition, as part of the settlement, the Company made a cash payment of $250,000.

The Company was also the subject of an investigation by the Securities and Exchange Commission, which was settled in July 1995. Although the Company believes these proceedings are now concluded as to the Company's involvement, and all persons believed to be involved in the irregularities that gave rise to the litigation are no longer with the Company, there can be no assurance that there will not be a continuing effect on the financial and business reputation of the Company as a result of these events.

Indemnity Claims. Four of the Company's former officers were the subject of federal indictments related to the activities that were the basis of the shareholder litigation described above. One of such officers entered a guilty plea, two were convicted and one was acquitted. The officer who was acquitted has made a claim for indemnity by the Company in the amount of approximately $175,000 based on his acquittal, which the Company intends to resist. While the Company has established reserves relating to claims for indemnity generally, there can be no assurance that they will be adequate should the other officers establish the right to indemnification through a reversal of their convictions or otherwise.

Texas Litigation. On September 11, 1995, one of the Company's shareholders who elected not to be included in the settlement of the shareholder class action litigation filed a complaint in Dallas County, Texas. The matter is entitled Caffey v. Kurzweil Applied Intelligence. Inc. et al. Mr. Caffey's complaint asserts that the Company and certain former officers and directors committed fraud and violated Texas state law and unnamed federal securities laws. The complaint seeks $1,500,000 in damages. The Company moved the case to the United States District Court for the Northern District of Texas on November 6, 1995. On November 13, 1995, the Company filed an answer to the complaint, which contained an offer of settlement pursuant to which the Company offered to repurchase from Mr. Caffey his 1,000 shares of Company stock at the price he paid for them plus interest and certain attorneys' fees. Mr. Caffey has rejected the Company's offer and has filed amended complaints to include additional defendants including two of the Company's incumbent directors, who were also defendants in the class action litigation described above. The Company has moved to have the case transferred to the United States District Court for the District of Massachusetts. Management of the Company does not believe that there is a reasonable possibility of a material adverse outcome that will exceed the amounts already reserved. If any additional loss occurs, management believes that the loss would not have a material adverse impact on the Company's financial position or results of operations.

Nasdaq National Market Listing

At January 31, 1996 and April 30, 1996, the Company was not in compliance with the minimum net worth requirements of the NASD By-Laws for the continued listing of its Common Stock on the Nasdaq National Market. Pursuant to an extension in which to comply that was granted by Nasdaq, the Company was able to achieve compliance as a result of the funds raised through the May and July 1996 private placements.

From November 14 to December 27, 1994 the Company's Common Stock was traded on the Nasdaq SmallCap Market as a result of the very late filing of its Annual Report on Form 10-K (and subsequent quarterly reports) for its 1994 fiscal year. The delay was caused by the financial irregularities committed by former management that were the subject of the shareholder litigation. This delisting had an immediate and adverse effect on the trading price of the Common Stock. If the Company's shares were again to be delisted from the Nasdaq National Market for any reason, it is anticipated that the effect would be the same, and the Company might be unable to meet the higher standards for readmission to the Nasdaq National Market at a future date.

Possible Volatility of Stock Price

The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high-technology sector, which may be unrelated to the operating performance of particular companies. Factors such as announcements of technological innovations or new products by the Company or by its competitors, as well as market conditions in the computer software or hardware industries, may have a significant impact on the market price of the Company's Common Stock.

Shares Eligible for Future Sale

Sales of large numbers of such shares of the Company's Common Stock in the public market can adversely affect its market price. In addition to the shares registered in the Registration Statement of which this Prospectus is a part, a substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding stock options and warrants will over time become available for resale in the public market. In addition, the Company currently has approximately 3.8 million shares of Common Stock as well as 1,000,000 shares of preferred stock, $0.01 par value per share, (the "Preferred Stock") available for issuance in the discretion of the Board of Directors.

Anti-Takeover Effects of Certain Charter Provisions

Certain provisions of the Company's Restated Certificate of Incorporation permitting the issuance of Preferred Stock without stockholder approval could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events would be beneficial to the interests of the stockholders. Shares of Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding capital stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Limitations on the Availability of Net Operating Loss Carryforwards

At January 31, 1996, the Company had cumulative net operating loss carryforwards of $49 million and federal tax credit carryforwards of $900,000 (collectively, "NOLs"). The Company believes that it is subject to an annual limit on utilization of NOLs of $1.7 million under the provisions of Section 382 of the Internal Revenue Code of 1986 and that the utilization of the NOLs may be further limited. Accordingly, no assurance can be given as to the availability of the NOLs to the Company.

Absence of Dividends

The Company has not paid, and in the foreseeable future does not expect to pay, cash dividends.

Limitation of Officers' and Directors' Liabilities under Delaware Law

Pursuant to the Company's Restated Certificate of Incorporation (the "Certificate"), as authorized under Delaware law, officers and directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty; for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; for dividend payments or stock repurchases not permitted under Delaware law; or for any transaction in which a director or officer has derived an improper personal benefit. In addition, the Certificate provides that the Company is required to indemnify its officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in any actions against such persons in connection with their having served as officers or directors of the Company. Four of the Company's former officers were the subject of federal indictments related to the activities that were the basis of the shareholder litigation described above. One of such officers entered a guilty plea, two were convicted and one was acquitted. The officer who was acquitted has made a claim for indemnity from the Company in the amount of approximately $175,000 based on his acquittal, which the Company intends to resist. While the Company has established reserves relating to claims for indemnity generally, there can be no assurance that they will be adequate should the other officers establish the right to indemnification through a reversal of their convictions or otherwise.

Dilution

Dilution is likely to occur upon the exercise of outstanding stock options and warrants.

                            -------------------------

                              SELLING STOCKHOLDERS

The Shares offered hereby were acquired from the Company by the Selling Stockholders in private placements in May and July, 1996. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 1, 1996 based on information furnished to the Company and as adjusted to reflect the sale of the Common Stock offered hereby, by each of the Selling Stockholders.


None of the Selling Stockholders has had any position, office or other material relationship within the past three years with the Company or its affiliates.

                                                 Shares Beneficially        Shares
                                                    Owned Prior to           Being         Shares Owned After
Name of Selling Stockholder                           Offering(1)           Offered           the Offering
                                               Number        Percent(2)                   Number       Percent(2)
Special Situation Cayman Fund L.P.            343,750           3.8         321,250       12,500           *
Special Situation Fund III L.P.             1,022,800          11.3         988,800       34,000           *
OSL Orthopedic Surgery LTD.
Pension Plan DRA  CC/VOL                       10,000             *          10,000         -0-           -0-
Joyce E. Guinther & Marie S. Ackerman JT
TEN                                            10,000             *          10,000         -0-           -0-
John S. Rydberg                                10,000             *          10,000         -0-           -0-
Robert A. Kay D.D.S, M.S.D.,
S.C. Robert A. Kay Pension                     20,000             *          20,000         -0-           -0-
James N. Owens REV TRUST
James N. Owens TTEE dtd 9/10/70                25,000             *          25,000         -0-           -0-
Robert & Harriet Terhaar                       10,000             *          10,000         -0-           -0-
John Albers                                    50,000                        50,000         -0-           -0-
Kenneth Benson                                  5,000             *           5,000         -0-           -0-
Paul Owings                                    10,000             *          10,000         -0-           -0-
Paul & Lenore Owings JTTEN                     10,000             *          10,000         -0-           -0-
Scott Drill                                    10,000             *          10,000         -0-           -0-
Stephen Benedict                                5,000             *           5,000         -0-           -0-
Kevin Roberg                                    5,000             *           5,000         -0-           -0-
Steven Richard Hamm                             5,000             *           5,000         -0-           -0-
Lowell R. Singerman                             5,000             *           5,000         -0-           -0-
Bruce Christensen                               5,000             *           5,000         -0-           -0-
Craig Christensen                               5,000             *           5,000         -0-           -0-
Howard B. Bergerud                              5,000             *           5,000         -0-           -0-
Dan Dryer                                       7,500             *           7,500         -0-           -0-
Tom Reaser                                      5,000             *           5,000         -0-           -0-
Dan Brattland                                   2,500             *           2,500         -0-           -0-
Laurie A. Chozen                                5,000             *           5,000         -0-           -0-
Scott Bullock                                   5,000             *           5,000         -0-           -0-
Mandrill Partners                               5,000             *           5,000         -0-           -0-
Clint Hill Partners                            10,000             *          10,000         -0-           -0-
Douglas A. Becker                              25,000             *          25,000         -0-           -0-
Tim Bullock                                     5,000             *           5,000         -0-           -0-
Kevin McHale                                   10,000             *          10,000         -0-           -0-
Jeff Dobbs                                     25,000             *          25,000         -0-           -0-


                                                                          - 12 -


                                                 Shares Beneficially        Shares
                                                    Owned Prior to           Being         Shares Owned After
Name of Selling Stockholder                           Offering(1)           Offered           the Offering
                                               Number        Percent(2)                   Number       Percent(2)
Bruce Hubbard                                   7,000             *           7,000         -0-           -0-
Union Bank & Trust Co FBO 62-2243-01           10,000             *          10,000         -0-           -0-
Union Bank & Trust Co. FBO 60-2242-03           4,000             *           4,000         -0-           -0-
Eugene Christensen                              5,000             *           5,000         -0-           -0-
Union bank & Trust Co. FBO 62-2243-03           4,000             *           4,000         -0-           -0-
PaineWebber Custodian
FBO Michael R. Giordano IRA Rollover           25,000             *          25,000         -0-           -0-
Atwell & Co FBO Collins Group Trust I         100,000           1.1         100,000         -0-           -0-
JMG Capital Partners, L. P.                    50,000             *          50,000         -0-           -0-
Industricorp & Co. Inc. FBO TC Carpenters      75,000             *          75,000         -0-           -0-
Richard C. Perkins                             25,000             *          25,000         -0-           -0-
David R. Weir                                  12,500             *          12,500         -0-           -0-
Pyramid Partners, LP                          125,000           1.4         125,000         -0-           -0-
Dave M. Westrum                                12,500             *          12,500         -0-           -0-
Quest Venture Partners                         50,000             *          50,000         -0-           -0-
Steve Shulman                                  10,000             *          10,000         -0-           -0-
Earl B. Olson                                  25,000             *          25,000         -0-           -0-
Kenneth R. Parker                              37,500             *          37,500         -0-           -0-
Roy O. Christenson                              5,000             *           5,000         -0-           -0-
VBS General Partnership                        20,000             *          20,000         -0-           -0-
Pamela Lund                                     5,000             *           5,000         -0-           -0-
Everett Jensen REV TRUST
Everett Jensen TTEE 3\7\95                     10,000             *          10,000         -0-           -0-
                                            ---------           ---       ---------       ------          ---
                                 TOTAL      2,294,050           100       2,247,550       46,500           *
                                            =========           ===       =========       ======

- ---------
*    Less than 1%.

(1) Except as provided herein, the Company believes, based on information provided by the Selling Stockholders, that each Selling Stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) Based on 9,056,916 shares of the Company's Common Stock outstanding on September 1, 1996.

                   -------------------------------------------

                              PLAN OF DISTRIBUTION

The Shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the Shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers, dealers or agents to participate. Brokers, dealers or agents may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters under the Securities Act, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may also sell Shares in accordance with Rule 144 under the Securities Act.

The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares being offered hereunder until the earlier of the date upon which all of the Shares offered hereby have been sold or the date on which the Selling Stockholders who are not deemed to be "affiliates" of the Company, as defined in Rule 144 under the Securities Act, are permitted to publicly resell such Shares under Rule 144(k) under the Securities Act, as the same may be amended from time to time, or any successor regulation.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.


Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course.

                          LEGALITY OF THE COMMON STOCK

The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Roger M. Barzun, Esq., Secretary and General Counsel of the Company.

                                     EXPERTS

The financial statements of Kurzweil Applied Intelligence, Inc. included in Kurzweil Applied Intelligence, Inc.'s Annual Report on Form 10-KSB/A for the fiscal year ended January 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           ---------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference thereto:

    (1) The description of the Company's Common Stock contained in a registration statement on Form 8-A (file number 0-20256) filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") dated August 9, 1993 and any amendments or reports filed for the purpose of updating such description.

    (2) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended January 31, 1996 (File Number 0-20256).

    (3) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1996.

    (4) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 1996.

    (5) The Company's Current Report on Form 8-K dated May 9, 1996.

    (6) The Company's Current Report on Form 8-K dated June 28, 1996.

    (7) The Company's Current Report on Form 8-K dated July 31, 1996.

    All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities covered by this Prospectus have been sold or that de- registers all such securities then remaining unsold shall be deemed incorporated by reference herein and to be part hereof from the date of the filing such reports and documents.

    Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                    ----------------------------------------

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than registration fee, are estimated as follows:

SEC Registration Fee .................................. $1,695
Legal Fees and Expenses ...............................  3,500
Accountants' Fees and Expenses ........................  3,000
Miscellaneous .........................................  1,000
                                                        ------
Total ................................................. $9,195
                                                        ======

Item 15.  Indemnification of Directors and Officers

Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as Directors or officers. The Registrant's By-Laws provides for indemnification of Directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he or she is successful on the merits; (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the Director or officer is adjudged liable for negligence or misconduct in the performance of his or her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard has been met. Such a determination may be made by a majority of a quorum of disinterested Directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The Board of Directors may authorize advancing litigation expenses to a Director or officer upon receipt of an undertaking by such Director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified for them.

The Restated Certificate of Incorporation (the "Charter") and By-Laws of the Company provide for the indemnification of the Company's directors and officers to the fullest extent permitted by law. In addition, the agreements between the Company and the selling agent for the May and July 1996 private placements and related agreements (filed as Exhibits 99.1 to 99.4 hereto) contain provisions for the indemnification by the Registrant of the selling agent and the Selling Stockholders and their officers, directors and controlling persons against certain liabilities under the Securities Act.

                         ------------------------------

Item 16.  Exhibits and Financial Statement Schedules

The following is a list of exhibits filed as a part of this Registration
Statement:

  Exhibit
   Number                      Description

      4.1 Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended July 31, 1996).

      4.2 Form of Common Stock Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration Number 33-48103).

       *5 Opinion of Roger M. Barzun, Esq. with respect to the legality of the shares being registered.

    *23.1  Consent of Ernst & Young LLP.

    *23.3  Consent of Roger M. Barzun, Esq. (included in Exhibit 5).

      *24  Power of Attorney (included under the heading "Signatures").

     99.1 Selling Agency Agreement between the Company and Miller, Johnson & Kuehn, Incorporated dated May 7, 1996 (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996).

     99.2 Stock Purchase Agreement dated as of May 9, 1996 between the Company and Special Situations Fund, L.P. (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996).

     99.3 Selling Agency Agreement between the Company and Miller, Johnson & Kuehn, Incorporated dated July 3, 1996 (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended
           July 31, 1996).

     99.4 Form of Subscription Agreement and Letter of Investment Intent (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended July 31, 1996).

*   Filed herewith.


Item 17. Undertakings


     (A)   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

                 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                     ---------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on September 23, 1996.

                                   Kurzweil Applied Intelligence, Inc.

                                   By: /s/Thomas E. Brew, Jr.
                                       ------------------------------
                                       Thomas E. Brew, Jr.
                                       President, & Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas E. Brew, Jr., Thomas B. Doherty and Roger
M. Barzun jointly and severally his true and lawful attorneys-in-fact and agents with full powers of substitution for him and in his name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

Signatures                                        Title                                   Date
/s/ Thomas E. Brew, Jr.              Chairman of the Board of Directors             September 23, 1996
- --------------------------           President & Chief Executive Officer
Thomas E. Brew, Jr.

                                     Chief Financial Officer, Vice                  September 23, 1996
/s/ Thomas B. Doherty                President of Finance & Treasurer
- --------------------------           (principal accounting and financial
Thomas B. Doherty                    officer)

/s/ Raymond C. Kurzweil              Chief Technology Officer,
- --------------------------           Director                                       September 23, 1996
Raymond C. Kurzweil

/s/ Steven F. Kaplan
- --------------------------           Director                                       September 23, 1996
Steven F. Kaplan

/s/ William R. Lonergan
- --------------------------           Director                                       September 23, 1996
William R. Lonergan

/s/ David R. A. Steadman
- --------------------------           Director                                       September 23, 1996
David R. A. Steadman

/s/ James W. Storey
- --------------------------           Director                                       September 23, 1996
James W. Storey

                                  EXHIBIT INDEX

   Exhibit
       No.                                     Description                            At Page
     4.1    Restated Certificate of Incorporation (filed as Exhibit 3.1 to the
            Company's Quarterly Report on Form 10-QSB for the quarter
            ended July 31, 1996).

     4.2    Form of Common Stock Certificate (filed as Exhibit 4.1 to the
            Company's Registration Statement on Form S-1, Registration Number
            33-48103).

      *5    Opinion of Roger M. Barzun, Esq. with respect to the legality of the
            shares being registered.                                                     21
                                                                                        ---
   *23.1    Consent of Ernst & Young LLP.                                                22
                                                                                        ---
   *23.3    Consent of Roger M. Barzun, Esq., (included in Exhibit 5).                   21
                                                                                        ---
     *24    Power of Attorney (included under the heading "Signatures").                 19
                                                                                        ---
    99.1    Selling Agency Agreement between the Company and Miller,
            Johnson & Kuehn, Incorporated dated May 7, 1996 (filed as
            Exhibit 10.1 to the Company's Quarterly Report on Form
            10-QSB for the quarter ended April 30, 1996).

    99.2    Stock Purchase Agreement dated as of May 9, 1996 between the
            Company and Special Situations Fund, L.P. (filed as Exhibit
            10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996).

    99.3    Selling Agency Agreement between the Company and Miller,
            Johnson & Kuehn, Incorporated dated July 3, 1996 (filed as
            Exhibit 10.1 to the Company's Quarterly Report on Form
            10-QSB for the quarter ended July 31, 1996).

    99.4    Form of Subscription Agreement and Letter of Investment
            Intent (filed as Exhibit 10.2 to the Company's Quarterly
            Report on Form 10-QSB for the quarter ended July 31, 1996).

*  Filed herewith.